SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant   [ X ]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement       [   ]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Pioneer Natural Resources Company
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

          -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

(1)      Title of each class of securities to which transaction applies:

         --------------------------------------------------------------

(2)      Aggregate number of securities to which transaction applies:

         --------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:

         --------------------------------------------------------------

(5)      Total fee paid:

         --------------------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as  provided  by  Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         --------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         --------------------------------------------------------------

(3)      Filing Party:

         --------------------------------------------------------------

(4)      Date Filed:

         --------------------------------------------------------------

                        PIONEER NATURAL RESOURCES COMPANY
                           5205 N. O'Connor Boulevard
                                   Suite 1400
                               Irving, Texas 75039

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Pioneer Natural Resources Company:

         Notice is hereby given that the Annual Meeting of Stockholders of Pioneer Natural Resources Company (the "Company") will be held in the Miro Room at the Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, on Thursday, May 18, 2000, at 9:00 a.m. The Annual Meeting is being held for the following purposes:

         1.   To elect two directors, each for a term of three years.

         2. To ratify the selection of Ernst & Young LLP as the auditors of the Company for the current year.

         3. To transact such other business as may properly come before the meeting.

         These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you are a stockholder of record at the close of business on April 3, 2000.

                             YOUR VOTE IS IMPORTANT

         Please date, sign, and return the enclosed Proxy promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Instead of returning the paper proxy, you may vote through the Internet by accessing our transfer agent's website at www.continentalstock.com. You will need the control numbers that are printed on your personalized proxy card.

         You are cordially invited to attend the meeting. We request that you indicate whether you will attend in the space provided on the enclosed form of Proxy or via the Internet.

                                             By Order of the Board of Directors



                                             Mark L. Withrow, Secretary

Irving, Texas
April 10, 2000

                        PIONEER NATURAL RESOURCES COMPANY
                            1400 Williams Square West
                          5205 North O'Connor Boulevard
                               Irving, Texas 75039

                                 PROXY STATEMENT

                       2000 ANNUAL MEETING OF STOCKHOLDERS

         The board of directors of Pioneer Natural Resources Company (the "Board of Directors") requests your Proxy for the Annual Meeting of Stockholders that will be held at 9:00 a.m., on Thursday, May 18, 2000, in the Miro Room at the Wyndham Anatole Hotel, Dallas, Texas 75207 (the "Annual Meeting"). By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the meeting from time to time and to vote your shares at any adjournments or postponements of the meeting.

         You may grant your Proxy by signing, dating and returning the enclosed paper proxy card. Instead of returning the paper proxy card, you may complete a proxy card electronically through the Internet by accessing the website of the Company's transfer agent at www.continentalstock.com. You will need the control numbers that are printed on your personalized paper proxy card. See "Internet Voting."

         If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy, such as the accompanying Proxy or the Internet Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, or by signing and delivering to the Secretary of the Company a proxy with a later date or by submitting your vote electronically through the Internet with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

         This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy are first being sent or given to stockholders of the Company on or about April 10, 2000.

                                QUORUM AND VOTING

             Voting Stock. The Company has two outstanding classes of securities that entitle holders to vote generally at meetings of the Company's stockholders: common stock, par value $.01 per share; and Special Preferred Voting Stock, par value $.01 per share. A single share (the "Voting Share") of Special Preferred Voting Stock was issued to Montreal Trust Company of Canada (the "Trustee") as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of exchangeable shares issued by the Company's wholly- owned subsidiary, Pioneer Natural Resources Canada Inc., in connection with the Company's December 1997 acquisition of Chauvco Resources Ltd. The common stock and the Voting Share vote together as a single class on all matters except when Delaware law requires otherwise. Each share of common stock outstanding on the record date is entitled to one vote. The Voting Share is entitled to one vote for each exchangeable share outstanding on the record date. The Trustee is required to vote the Voting Share in the manner that holders of exchangeable shares instruct, and to abstain from voting in proportion to the exchangeable shares for which the Trustee does not receive instructions. Accordingly, references to "stockholders" in this Proxy Statement include holders of common stock, the Trustee, and holders of exchangeable shares. The procedures for holders of exchangeable shares to instruct the Trustee about voting at the Annual Meeting are explained in the "Information Statement for Holders of Exchangeable Shares of Pioneer Natural Resources Canada Inc." that is enclosed with this Proxy Statement only for holders of exchangeable shares.

         Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 3, 2000. At the record date, 96,269,736 shares of common stock and one Voting Share were outstanding and entitled to be voted at the Annual Meeting. At the record date, 3,568,562 exchangeable shares were outstanding and entitled to give voting instructions to the Trustee. Accordingly, 99,838,298 votes are eligible to be cast at the Annual Meeting.

         Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

         If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

         Vote Required. Directors will be elected by a plurality of the votes present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company's auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company's transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

         Default Voting. A Proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and return a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

         o FOR the election of the two persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors.

         o FOR the ratification of the selection of Ernst & Young LLP as the Company's auditors.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

                                    ITEM ONE

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated the following persons for election as Class III directors of the Company with their terms to expire at the annual meeting of stockholders in 2003 when their successors are elected and qualified:

                                 Jerry P. Jones
                             Charles E. Ramsey, Jr.

         Both of these nominees are currently serving as directors of the Company. Their biographical information is contained in "Directors and Executive Officers."

         The Board of Directors has no reason to believe that either of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

         The Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

                                    ITEM TWO

                              SELECTION OF AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the auditors of the Company for 2000. Ernst & Young LLP audited the Company's financial statements for 1999 and 1998. The 1999 audit was completed on January 24, 2000. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

         The report of Ernst & Young LLP on the Company's financial statements for 1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with the audits of the Company's financial statements for 1999 and 1998, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of such independent accountants, would have caused such independent accountants to make reference to the matter in their report.

         The  Board  of  Directors   recommends  that   stockholders   vote  FOR
ratification of the selection of Ernst & Young LLP.

                        DIRECTORS AND EXECUTIVE OFFICERS

         After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in "Item One-Election of Directors," the Board of Directors and executive officers of the Company will be:

         Name                Age                     Position

Scott D. Sheffield.......    47    Chairman of the Board, President and Chief
                                   Executive Officer
Timothy L. Dove..........    43    Executive Vice President and Chief Financial
                                   Officer
Dennis E. Fagerstone.....    51    Executive Vice President
Mark L. Withrow..........    52    Executive Vice President, General Counsel and
                                   Secretary
Danny L. Kellum..........    45    Vice President - Domestic Operations
James R. Baroffio........    68    Director
R. Hartwell Gardner......    65    Director
James L. Houghton........    69    Director
Jerry P. Jones...........    68    Director
Charles E. Ramsey, Jr....    63    Director
Robert L. Stillwell......    63    Director

         The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Jones, Ramsey and Richard E. Rainwater (who is not standing for re-election) are designated as Class III directors, and their terms of office expire at the Annual Meeting. Messrs. Gardner and Houghton are designated as Class I directors, and their terms of office expire at the annual meeting of stockholders in 2001. Messrs. Baroffio, Sheffield and Stillwell are designated as Class II directors, and their terms of office expire at the annual meeting of stockholders in 2002. Since the last annual meeting of stockholders, three directors of the Company, I. Jon Brumley, Kenneth A. Hersh and Philip B. Smith, voluntarily resigned as directors of the Company. None of these resignations was the result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices. Mr. Rainwater has notified the Board of his intention not to stand for re-election to the Board due to his decision to retire effective May 17, 2000. Mr. Brumley resigned to devote his full time and attention to his position as President and CEO of Encore Acquisition Partners, a new independent exploration and production company founded in 1998. Mr. Hersh and Mr. Smith resigned following the Prize transaction. See "Certain Relationships and Related Transactions."

         Executive officers serve at the discretion of the Board of Directors.

         Set forth below is biographical information about each of the Company's directors and executive officers named above.

         Scott D. Sheffield. Mr. Sheffield, a distinguished graduate of the University of Texas with a Bachelor of Science degree in Petroleum Engineering, has been the President and Chief Executive Officer of the Company since August 1997, and assumed the position of Chairman of the Board in August 1999. He was the President and a director of Parker & Parsley since May 1990 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley since October 1990. Mr. Sheffield was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. Mr. Sheffield served as Vice President - Engineering of PPDC from September 1981 until April 1985, when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

         Timothy L. Dove. Mr. Dove became Executive Vice President - Business Development of the Company in August 1997, and was elected Executive Vice President and Chief Financial Officer in February 2000. Mr. Dove joined Parker & Parsley in May 1994 as Vice President - International and was promoted to Senior Vice President - Business Development in October 1996, in which position he served until August 1997. Before joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp., in various capacities in international exploration and production, marketing, refining, and planning and development. Mr. Dove earned a Bachelor of Science degree in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago.

         Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of the Company in August 1997. Mr. Fagerstone served as Executive Vice President and Chief Operating Officer of Mesa from March 1997 until August 1997. Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa from October 1996 to February 1997, as Vice President - Exploration and Production of Mesa from May 1991 to October 1996 and as Vice President - Operations of Mesa from June 1988 until May 1991.

         Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a Bachelor of Science degree in Accounting and Texas Tech University with a Juris Doctorate degree, has been the Executive Vice President, General Counsel and Secretary of the Company since August 1997. He served as Vice President - General Counsel of Parker & Parsley from February 1991 until January 1995, and served as Senior Vice President, General Counsel of Parker & Parsley from January 1995 until August 1997. He was Parker & Parsley's Secretary from August 1992 until August 1997. Mr. Withrow joined PPDC in January 1991. Before joining PPDC, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

         Danny L. Kellum. Mr. Kellum, who received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University in 1979, has served the Company as Vice President - Domestic Operations since August 1999. From November 1998 until August 1999, Mr. Kellum served as Vice President - Domestic Operations of Pioneer's subsidiary, Pioneer Natural Resources USA, Inc., and from August 1997 until November 1998, he served as Vice President of that company's Permian Division. He served as Spraberry District Manager from 1989 until 1994 and as Vice President of the Spraberry and Permian Divisions for Parker & Parsley until August of 1997. He joined Parker & Parsley in 1981 in the capacity of Operations Engineer after a brief career with Mobil Oil Corporation.

         James R. Baroffio. Dr. Baroffio received a B.A. in Geology at the College of Wooster, Ohio, an M.S. in Geology at Ohio State University, and a Ph.D. in Geology at the U niversity of Illinois. Before becoming a director of the Company in December 1997, Dr. Baroffio enjoyed a long career with Standard Oil Company of California, the predecessor of Chevron Corporation where he served as President, Chevron Research and Technology Center from 1980 to 1985 and eventually retired as President of Chevron Canada Resources in 1994. Dr. Baroffio was a member of the Board of Directors of the Rocky Mountain Oil & Gas Association, and Chairman of the U.S. National Committee of the World Petroleum Congress. His community leadership positions included membership on the Board of Directors of Glenbow Museum and the Nature Conservancy of Canada, as well as serving as President of the Alberta Nature Conservancy.

         R. Hartwell Gardner. Mr. Gardner became a director of the Company in August 1997. He served as a director of Parker & Parsley from November 1995 until August 1997. Mr. Gardner graduated from Colgate University with a Bachelor of Arts degree in Economics and then earned an M.B.A. from Harvard University. Until October 1, 1995, Mr. Gardner was the Treasurer of Mobil Oil Corporation and Mobil Corporation from 1974 and 1976, respectively. Mr. Gardner is a member of the Financial Executives Institute of which he served as Chairman in 1986/1987 and is a Director of Oil Investment Corporation Ltd. and Oil Casualty Investment Corporation Ltd., Pembroke, Bermuda.

         James L. Houghton. Mr. Houghton is a Certified Public Accountant and a graduate of Kansas University with a Bachelor of Science degree in Accounting, as well as a Bachelor of Laws degree. Mr. Houghton has served as a director of the Company since August 1997, and as a director of Parker & Parsley from October 1991 until August 1997. Until October 1, 1991, Mr. Houghton was the lead oil and gas tax specialist for the accounting firm of Ernst & Young, was a member of Ernst & Young's National Energy Group, and had served as its Southwest Regional Director of Tax. Mr. Houghton is a member of the American Institute of Certified Public Accountants, a member of the Oklahoma Society of Certified Public Accountants and a former Chairman of its Federal and Oklahoma Taxation Committee, and past President of the Oklahoma Institute on Taxation. He has also served as a Director for the Independent Petroleum Association of America and as a member of its Tax Committee.

         Jerry P. Jones. Mr. Jones earned a Bachelor of Science degree from West Texas State College in 1953 and a Bachelor of Laws degree from the University of Texas School of Law in 1959. Mr. Jones has served as a director of the Company since August 1997, and as a director of Parker & Parsley from May 1991 until August 1997. Mr. Jones has been an attorney with the law firm of Thompson & Knight, L.L.P., Dallas, Texas, since September 1959 and was a shareholder in that firm until January 1998, when he retired and became of counsel to the firm. Mr. Jones specialized in civil litigation, especially in the area of energy disputes.

         Charles E. Ramsey, Jr. Mr. Ramsey is a graduate of the Colorado School of Mines with a Petroleum Engineering degree and a graduate of the Smaller Company Management program at the Harvard Graduate School of Business Administration. Mr. Ramsey has served as a director of the Company since August 1997. Mr. Ramsey served as a director of Parker & Parsley from October 1991 until August 1997. Since October 1991, he has operated an independent management and financial consulting firm. From June 1958 until June 1986, Mr. Ramsey held various engineering and management positions in the oil and gas industry and, for six years before October 1991, was a Senior Vice President in the Corporate Finance Department of Dean Witter Reynolds Inc. (Dallas, Texas office). His industry experience includes 12 years of senior management experience in the positions of President, Chief Executive Officer and Executive Vice President of May Petroleum Inc. Mr. Ramsey is also a former director of MBank Dallas, the Dallas Petroleum Club and Lear Petroleum Corporation.

         Robert L. Stillwell. Mr. Stillwell, a graduate of the University of Texas with a B.B.A. and the University of Texas School of Law with a J.D., has served as a director of the Company since August 1997. He served as a director of Mesa from January 1992 until August 1997, as a member of the Advisory Committee of Mesa, L.P., a predecessor of Mesa, from December 1985 until December 1991, and as a director of Mesa in its original corporate form from 1968 until January 1987. Mr. Stillwell is a partner in the law firm of Baker & Botts, L.L.P., Houston, Texas.

                      MEETINGS AND COMMITTEES OF DIRECTORS

         The Board of Directors of the Company held ten meetings during 1999. No director attended fewer than 75% of the total number of meetings of the Board of Directors. No director attended fewer than 75% of the total number of meetings of all committees of the Board of Directors on which that director served.

         The Board of Directors has two standing committees: the "Audit Committee" and the "Compensation Committee."

         The Audit Committee makes recommendations to the Board of Directors for selecting the Company's independent auditors, considers the independence of auditors before engaging them, reviews with auditors their reports, discusses internal accounting procedures and financial controls with the Company's management and auditors, and may initiate and supervise any special investigations it deems necessary. The members of the Audit Committee are Messrs. Houghton (Chairman), Gardner and Jones. The Audit Committee held four meetings during 1999.

         The Compensation Committee periodically reviews the compensation, employee benefit plans and fringe benefits paid to or provided for executive officers of the Company and approves the annual salaries and bonuses of the Company's executive officers. The members of the Compensation Committee are Messrs. Ramsey (Chairman), Baroffio and Stillwell. A subcommittee of Messrs. Ramsey and Baroffio administer the Long-Term Incentive Plan. The Compensation Committee held five meetings during 1999.

                             MANAGEMENT COMPENSATION

         The Company began operations upon completion of the merger of Parker & Parsley and Mesa on August 7, 1997. Information about management compensation for periods before that date refers to compensation that either of the predecessor companies paid.

Compensation of Directors

         Each non-employee director receives an annual retainer fee of $50,000 if the director serves on a committee and $40,000 if he does not. In addition, each non-employee director is reimbursed for travel expenses to attend meetings of the Board of Directors or its committees and an additional $2,500 for services as chairman of a committee. No additional fees are paid for attendance at board or committee meetings. Executive officers of the Company do not receive additional compensation for serving on the Board of Directors.

         Under the Company's Long-Term Incentive Plan (the "Plan"), non-employee directors are eligible to receive awards in the form of non-qualified stock options, stock appreciation rights, restricted stock, or performance units. The Company uses these awards instead of cash to pay its non-employee directors their annual retainer fees. The Board of Directors determines the form (or combination of forms) of consideration each year, based on the economic and other circumstances at the time and based on its view of which awards will best align the interests of the stockholders and the directors.

         In order for the Directors to participate in the Company's cost reduction program and to tie 100% of their compensation to the Company's stock performance, the Board of Directors determined to use non-qualified stock options to pay all of the non-employee directors' annual fees for the year following the Company's 1999 annual stockholders' meeting. The number of shares subject to stock options granted to each non-employee director was determined by dividing the director's annual retainer fee by the value of an option for one share on May 28, 1999 (the last business day of the month in which the Company's 1999 annual stockholders' meeting was held). The options have a fair-market value exercise price, and the value of each option was calculated using the Black-Scholes method based on assumptions provided by the Company's executive compensation consulting firm. These options vest 25% each quarter with the first vesting date on August 31, 1999.

         On May 28, 1999, each non-employee director received the following awards of stock options to compensate him for his annual retainer fee (each stock option awarded has an exercise price of $10.875): Messrs. Baroffio, Gardner, Jones and Stillwell each received options for 10,184 shares; Messrs.
Brumley, Houghton and Ramsey each received options for 10,693 shares; and Mr. Rainwater received an option for 8,147 shares. Mr. Brumley subsequently retired as a director of the Company effective August 31, 1999, and forfeited stock options to purchase 8,019 shares.

         Effective November 18, 1999, each non-employee director received an award of 30,000 non-qualified stock options at an exercise price of $10.25. One third of these options vest on May 17, 2000, one third vest on May 17, 2001 and the remaining one third vest May 17, 2002. The foregoing stock option awards are not regular, annual awards but were granted to bring the directors' compensation package to a level competitive with the director compensation of the Company's peer group used for establishing executive compensation.

Compensation of Executive Officers

         The compensation paid to the Company's executive officers generally consists of base salaries, annual bonuses, awards under the Long-Term Incentive Plan, contributions to the Company's 401(k) retirement plan, and miscellaneous perquisites. The following table summarizes the total compensation for 1999, 1998, and 1997 awarded to, earned by or paid to the following persons:

                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term Compensation
                                                                                    Awards
                                            Annual Compensation            -----------------------
                                  ---------------------------------------   Value of      Shares
     Name and                                              Other Annual    Restricted   Underlying     All Other
Principal Position          Year  Salary (a)  Bonus (b)  Compensation (c)   Stock (d)     Options   Compensation (a)
------------------          ----  ----------  ---------  ----------------  ----------  -----------  ----------------
Scott D. Sheffield (f)      1999  $ 480,000   $ 270,000     $  14,427      $     -        90,000        $69,378
President and               1998    600,000     216,000        16,734            -        90,000        123,252
Chief Executive Officer     1997    518,875     360,000       838,075       2,234,625     90,000        105,996

Dennis E. Fagerstone        1999    247,500      92,812         8,478            -        35,000         40,564
Executive Vice President    1998    275,000      92,812         8,076            -        35,000         37,757
                            1997    259,387     123,750        61,985         871,125     35,000         27,149

Mark L. Withrow (f)         1999    225,000      84,376         4,327            -        35,000         38,855
Executive Vice President    1998    250,000      84,376        60,882            -        35,000         61,178
and General Counsel         1997    228,000     112,500       382,020         871,125     35,000         51,835

Timothy L. Dove             1999    225,000     197,580         4,611            -        35,000         38,394
Executive Vice President    1998    250,000      84,375         4,618            -        35,000         57,713
Business Development        1997    221,750     112,500       484,227         871,125     35,000         39,258

M. Garrett Smith (g)        1999    225,000      84,376         8,418            -        35,000         39,362
Executive Vice President    1998    250,000      84,376         7,457            -        35,000         36,559
and Chief Financial Officer 1997    214,000     105,750        44,386         871,125     35,000         15,812

(a) Mr. Sheffield voluntarily reduced his 1999 salary 20%, and the other named executive officers' salaries were voluntarily reduced 10% during 1999.

(b) Represents the amount awarded under the Company's annual bonus program and forgiveness of a Company loan to Mr. Dove for $113,204 in 1999. The 1999 and 1998 annual bonus awards were paid fully in cash. The 1997 annual bonus was paid one-half in cash and one-half in restricted common stock as follows:
                                                         Restricted Stock Award
                                                         ----------------------
                                                         Number         Value
                                   Year    Cash Award    of Shares    of Shares
                                   ----    ----------    ---------    ---------

     Mr. Sheffield.............    1997     $ 179,993     8,045       $180,007

     Mr. Fagerstone............    1997        61,883     2,765        61,867

     Mr. Withrow...............    1997        56,249     2,514        56,251

     Mr. Dove..................    1997        56,249     2,514        56,251

     Mr. Smith.................    1997        52,878     2,363        52,872

     Subject to accelerated lapse in certain circumstances, the ownership of the stock vests after one year and transfer restrictions lapse on one- third of the shares on each of the first, second and third anniversaries of the date of grant. The number of shares of restricted stock awarded as annual bonuses was calculated using the last closing sale price of the common stock before the date of the award ($22.375). Ownership of the restricted stock awarded for 1997 vested on September 30, 1998, due to the triggering of a vesting acceleration clause contained in the Long-Term Incentive Plan.

(c) This column includes (i) gross-up payments for taxes in connection with the receipt of restricted stock awarded in 1997 pursuant to the annual bonus plan as follows: Mr. Sheffield $118,805; Mr. Fagerstone $40,832; Mr. Withrow $37,125; Mr. Dove $37,125; and Mr. Smith $34,896; (ii) relocation and housing cost of living adjustment related to moving corporate headquarters from Midland, Texas to Irving, Texas as follows: payment for 1998 - Mr. Withrow $42,290; payments for 1997 - Mr. Sheffield $432,856; Mr. Withrow $204,000; and Mr. Dove $290,737; (iii) tax gross-up payments for relocation and cost of living adjustment: payment for 1998 - Mr. Withrow $12,044; payments for 1997 - Mr. Sheffield $283,781; Mr. Withrow $133,742;
     and Mr. Dove $190,458; (iv) and a 1997 payment to Mr. Fagerstone of $21,153. Amounts not shown represent miscellaneous perquisites.

(d) The restricted stock awarded in 1997 represents grants on August 8, 1997 of 59,000 shares of common stock to Mr. Sheffield and 23,000 shares of common stock to each of Messrs. Fagerstone, Withrow, Dove and Smith with vesting restrictions that were to lapse one-half on August 8, 2000, and one-half on August 8, 2001. Messrs. Sheffield, Fagerstone, Withrow, Dove and Smith's restricted stock fully vested on September 30, 1998 due to the triggering of a vesting acceleration clause contained in the Plan. The values of the awards were calculated using the closing sale price of the common stock of $37.875 on August 7, 1997. Because all vesting restrictions on all restricted stock heretofore awarded to each executive officer have lapsed (either by their terms or through acceleration upon the happening of certain events) no executive officer held any shares of restricted stock on December 31, 1999.

(e) For 1999 this column includes (i) contributions to qualified retirement plans for Messrs. Sheffield, Fagerstone, Withrow, Dove and Smith of
     $16,000,  $15,814,   $15,922,  $15,894,  and  $15,922  respectively;   (ii)
     contributions to the Company's non-qualified deferred compensation retirement plan for Messrs. Sheffield, Fagerstone, Withrow, Dove and Smith of $48,923, $24,750, $22,933, $22,500, and $22,933 respectively; (iii) a
     $1,330 premium with respect to a term life insurance policy for the benefit of Mr. Sheffield; (iv) reimbursement for financial counseling services for Messrs. Sheffield and Smith for $3,125 and $507 respectively.

(f) See "Management Compensation - Compensation of Executive Officers - Employee Investment Partnerships" for information about Parker & Parsley-sponsored employee investment partnerships in which Mr. Sheffield and Mr. Withrow invested their own funds.

(g)  Mr. Smith resigned from the Company effective February 1, 2000.

     Long-Term Incentive Plan. The Plan provides for employee and non-employee director awards in the form of stock options, stock appreciation rights, restricted stock, and performance units payable in stock or cash. The maximum number of shares of common stock that may be issued under the Plan is equal to 10% of the total number of shares of common stock outstanding from time to time minus the total number of shares of stock subject to outstanding awards on the date of calculation under any other stock-based plan for employees or directors of the Company and its subsidiaries. The Plan had 4,275,311 shares available for additional awards at December 31, 1999.

     Information about restricted stock awards made under the Plan is set forth in the Summary Compensation Table. No performance units or stock appreciation rights have been awarded under the Plan.

     The following table sets forth information about stock option grants made during 1999 to the named executive officers.

                       OPTIONS GRANTED IN LAST FISCAL YEAR

                                         Individual Grants
                        -----------------------------------------------
                          Number of        % of Total
                          Securities    Options Granted   Exercise or
                          Underlying      to Employees     Base Price     Expiration    Grant Date
       Name            Options Granted   in Fiscal Year   Per Share (c)      Date       Value (d)
--------------------   ---------------  ---------------  --------------  -------------  ----------
Mr. Sheffield.......      45,000 (a)          2.27%          $ 5.81       2/24/05-06-07  $ 147,150
                          45,000 (b)          2.27%           12.44       8/23/05-06-07    314,100
Mr. Fagerstone......      17,500 (a)          0.88%            5.81       2/24/05-06-07     57,225
                          17,500 (b)          0.88%           12.44       8/23/05-06-07    122,150
Mr. Withrow.........      17,500 (a)          0.88%            5.81       2/24/05-06-07     57,225
                          17,500 (b)          0.88%           12.44       8/23/05-06-07    122,150
Mr. Dove............      17,500 (a)          0.88%            5.81       2/24/05-06-07     57,225
                          17,500 (b)          0.88%           12.44       8/23/05-06-07    122,150
Mr. Smith...........      17,500 (a)          0.88%            5.81       2/24/05-06-07     57,225
                          17,500 (b)          0.88%           12.44       8/23/05-06-07    122,150

(a) These options were granted on February 24, 1999, vest at the rate of one-third each year, commencing on the first anniversary of the grant date, and have a term of five years from the date of vesting. The Compensation Committee retains discretion, subject to plan limits, to modify the terms of the options. In the event of a change in control of the Company as defined in the Plan, the options will immediately become fully vested and exercisable in full.

(b) These options were granted on August 23, 1999, vest at the rate of one-third each year commencing on the first anniversary of the grant date, and have a term of five years from the date of vesting. The Compensation Committee retains discretion, subject to plan limits, to modify the terms of the options. In the event of a change in control of the Company as defined in the Plan, the options will immediately become fully vested and exercisable in full.

(c) The exercise price per share is equal to the closing price of the common stock on the New York Stock Exchange composite tape on the day before the date of grant.

(d) The estimated grant date value of shares in footnotes (a) and (b) is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options include the following:

      - An interest rate of 6.59% for footnote (a) and 6.51% for footnote (b), which represents the interest rate on a U. S. Treasury security with a maturity date corresponding to the option term.

      - Volatility of 50% for footnote (a) and 50% for footnote (b) calculated using daily stock prices for the 120-day period prior to the grant date.

      No other adjustments were made to the model for non-transferability or risk of forfeiture. The ultimate values of the options will depend on the future market price of the common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

      The following table sets forth, for each named executive officer, information concerning the exercise of stock options during 1999, and the value of unexercised stock options as of December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                               Number of Securities           Value of Unexercised
                      Number of               Underlying Unexercised              In-the-Money
                        Shares              Options at Fiscal Year End     Options at Fiscal Year End
                     Acquired on   Value    ---------------------------  -------------------------------
                       Exercise   Realized  Exercisable   Unexercisable  Exercisable   Unexercisable (a)
                     -----------  --------  -----------   -------------  -----------   -----------------
Mr. Sheffield......       -        $  -       320,000        120,000        $   -         $  140,625
Mr. Fagerstone.....       -           -       138,332         46,666            -             54,688
Mr. Withrow........       -           -       106,334         46,666            -             54,688
Mr. Dove...........       -           -       100,334         46,666            -             54,688
Mr. Smith..........       -           -       111,905         46,666            -             54,688

(a) Amounts were calculated by multiplying the number of unexercised options by $8.9375, which was the closing sale price of the common stock on December 31, 1999, and subtracting the aggregate exercise price.

         Retirement Plan. The Company provides a non-qualified deferred compensation retirement plan for officers and key employees of the Company. Each participant is allowed to contribute up to 25% of base salary. The Company provides a matching contribution of 100% of the participant's contribution limited to the first 10% of the officer's base salary (or 8% of the key employee's base salary). The Company matching contribution vests immediately.

         Employee  Investment  Partnerships.  From 1987 through  1991,  Parker &
Parsley formed employee partnership programs in which Mr. Sheffield participated. In 1992 and 1993 Mr. Sheffield and Mr. Withrow participated in a Direct Investment Partnership formed to invest in all wells drilled by Parker & Parsley during those years (except in certain circumstances where its participation would impose additional costs to Parker & Parsley). As of December 31, 1999, the aggregate contributions that have been made to the employee partnerships and the Direct Investment Partnerships by Mr. Sheffield and Mr. Withrow and the aggregate distributions that have been received by them from those partnerships were as follows: Mr. Sheffield contributed $734,955 and received $1,145,680 ($79,555 of which was received during 1999); and Mr. Withrow contributed $142,625 and received $151,437 ($13,206 of which was received during 1999).

         Severance Agreements. On August 8, 1997, the Company entered into severance agreements with its officers. Salaries and bonuses are set by the Compensation Committee independent of these agreements, and the Compensation Committee can increase or reduce base salaries at its discretion.

         Either the Company or the officer may terminate the officer's employment under the severance agreement at any time. The Company must pay the officer an amount equal to one year's base salary if the officer's employment is terminated because of death, disability, or normal retirement. The Company must pay the officer an amount equal to one year's base salary and continue health insurance for the officer's family for one year if the Company terminates the officer's employment without cause or if the officer terminates employment for good reason, which is when reductions in the officer's base annual salary exceed specified limits or when the officer's responsibilities have been significantly reduced. If within one year after a change in control of the Company, the Company terminates the officer without cause, or if the officer terminates employment for good reason, the Company must pay the officer an amount equal to
2.99 times the sum of the officer's base salary plus target bonus for the year and continue health insurance for the officer's family for one year. If the officer terminates employment with the Company without reason between six months and one year after a change in control, or at any time within one year after a change in control if the officer is required to move, then the Company must pay the officer one year's base salary and continue health insurance for the officer's family for one year. Officers are also entitled to additional payments for certain tax liabilities that may apply to severance payments following a change in control.

        Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and officers, including the named executive officers. Those agreements require the Company to indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law and to advance expenses in connection with certain claims against directors and officers. The Company expects to enter into similar agreements with persons selected to be directors and officers in the future. Each indemnification agreement also provides that, upon a potential change in control of the Company and if the indemnified director or officer so requests, the Company will create a trust for the benefit of the indemnified director or officer in an amount sufficient to satisfy payment of all liabilities and suits against which the Company has indemnified the director or officer.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Robert L. Stillwell is a member of the Compensation Committee and is a partner of Baker & Botts, L.L.P., which provided limited legal services to the Company during 1999. The dollar amount of fees that the Company paid to Baker & Botts, L.L.P. during the most recent fiscal year of that law firm did not exceed 5% of that firm's gross revenues. Mr. Stillwell does not serve on the sub-committee of the Compensation Committee that administers the Company's Long-Term Incentive Plan.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") submits the following report with respect to the executive compensation program of the Company.

Compensation Principles and Philosophy

         The overriding responsibility of the Committee is to maintain the Company's executive compensation program so that it attracts and retains a capable and highly motivated senior management team and aligns the compensation of the Company's executives with the Company's strategic business plan to increase stockholder value. During 1999, the Committee retained an executive compensation consulting firm ("Hewitt Associates") to assist and advise it in its efforts to establish and administer fair and competitive compensation and incentive policies. These policies emphasize variable compensation, structure the annual bonus and long-term incentive awards to be a significant portion of an executive's total compensation and result in total compensation that is reflective of Company performance. Stock awards will continue to be emphasized as part of each executive's compensation package to align stockholder and executive interests. Other critical elements of the Company's compensation and incentive policies provide for:

         o Base salaries at or slightly above median levels compared to industry survey information and peer group proxy analysis.

         o Annual bonuses that are based on both individual and Company performance.

         o   Long-term incentive award levels that are above median.

         o   Significant stock ownership by management.

         To support the commitment to significant stock ownership, the Company's current stock ownership guidelines are as follows:

         o Non-employee directors - stock value equal to at least three times each director's annual retainer fee.

         o Chairman of the Board and Chief Executive Officer - stock value equal to at least five times base salary.

         In determining compliance with these guidelines, the Committee considers its expectations of the long term value of the Company's stock and the current trading levels. Mr. Sheffield and all Directors are in compliance with the ownership guidelines.

         The  Omnibus  Budget  Reconciliation  Act  of  1993  ("OBRA93")  placed restrictions on the deductibility of executive compensation paid by public companies. Under the restrictions that began to apply in 1994, the Company is not able to deduct compensation paid to any of the named executive officers in excess of $1,000,000 unless the compensation meets the definition of "performance based compensation" in the legislation. Non-deductibility could result in additional tax costs to the Company. While the Committee cannot assess with certainty how the Company's compensation program will ultimately be affected by OBRA93, the Committee generally tries to preserve the deductibility of all executive compensation if it can do so without interfering with the Company's ability to attract and retain capable and highly motivated senior management. However, in order to induce certain executive officers of the Company to relocate to the Company's principal executive offices in Irving, Texas, after the merger of Parker & Parsley and Mesa in 1997, the Company made certain relocation reimbursement payments to such officers, which payments were not wholly deductible by the Company because of the compensation limits of OBRA93.

Elements of Compensation

         The elements of the compensation program the Committee administers for executive officers, including the Chief Executive Officer, consist of base salaries, annual bonuses, awards made under the Company's Long- Term Incentive Plan (the "Plan"), contributions to the Company's 401(k) retirement plan, contributions to the Company's deferred compensation retirement plan, and miscellaneous perquisites. Base salaries, annual bonuses and long-term incentives are discussed separately below; however, the Committee considers the aggregate remuneration of executives when evaluating the executive compensation program.

         Base Salaries. An executive's base salary is viewed as a fixed component of total compensation that should be competitive with companies of similar size and business to the Company. The Committee has targeted base salaries at or slightly above the median level for companies of similar size and business to the Company. The Committee evaluates the base salaries of the Company's executive officers on the basis of competitive base salary survey data provided by its consultant and consideration of each officer's duties and responsibilities. The Committee views the named executives below the CEO level as a team with diverse duties but with similar authority and responsibility. Hewitt Associates provides base salary survey data on the majority of the Company's peer group companies, a group of independent exploration and production companies with similar asset, revenue and capital investment profiles as the Company. While the peer group provided by Hewitt Associates includes some of the members of the Dow Jones Oil-Secondary Index (the "DJ Oil-Secondary Group") reflected in the performance graph set forth under "Company Performance" below, it does not include all of the companies in that peer group and includes other companies with which the Company competes. The Committee determines the base salary for all named executives, including Mr. Sheffield, using the same methodology.

         Due to adverse economic conditions the oil and gas industry experienced during 1998, and the desire to reduce the Company's 1999 cost structure during a year of expected low commodity prices, Mr. Sheffield reduced his 1999 base salary by 20% to $480,000, and the other named executive officers' base salaries were reduced by 10%. For 1999, Mr. Sheffield's and the other named executives' base salaries were significantly less than the 50th percentile, even though the Company normally targets the 50th percentile level for base salary. Effective January 1, 2000, the 1999 salary reduction program expired and base salaries were restored to the 1998 levels. Mr. Sheffield's base salary was restored to $600,000. For 2000, Hewitt Associates determined that merely returning the named executive officer's salary to the 1998 level resulted in base salaries below the Company's targeted 50th percentile level. Effective January 1, 2000, Mr. Sheffield's base salary was increased to $638,000, which Hewitt has identified as the 50th percentile level. The other named executive officers' base salaries were also restored to the 1998 levels and increased to approximately the 50th percentile level.

         Annual Bonuses. Each year the Committee sets a target bonus for each executive based on the range of the peer group's bonus targets. To maintain internal equity, the level of responsibility, scope and complexity of the executive's position are considered. Awards may vary from 50% to 150% of target. For 2000, the Committee reduced the target bonus opportunity for each named executive by 5%. Mr. Sheffield's new target bonus will be slightly below the 50th percentile, and the target bonus for the other named executives will be at approximately the 50th percentile.

         For 1999, the Committee awarded Mr. Sheffield and the other named executives a cash bonus of 75% of target. In addition to the annual bonus award, the Committee approved the forgiveness of a $113,204 Company loan to Mr. Dove. As part of his initial hiring package, Mr. Dove received a restricted stock award which vested in August, 1997 due to the merger of Parker & Parsley and MESA. The Company funded the tax liability on the vested stock through a loan because the United States Securities and Exchange Commission ("SEC") rules prevented Mr. Dove from selling the stock without incurring substantial penalties. In February 1999 the Committee forgave the loan when it determined the current value of the award was less than the tax liability triggered by the merger. In awarding 1999 bonuses, the Committee reviewed the following criteria that are important to the success of the Company's business plan.

      -  Growth of Cash Flow per Share     -  Operating Cost per BOE
      -  Debt/Book                         -  Reserve Replacement
      -  Growth of Net Value per Share     -  Finding & Development Cost per BOE
      -  Production Growth                 -  Debt/BOE

         In determining the named executive officers' annual bonus awards, the Committee also evaluated the Company's stock performance in relation to its peer group. The Committee did not employ a formula, specific targets or predetermined weighting of the above financial or operational performance criteria. The
Committee also evaluates Company performance in light of oil and gas industry fundamentals and assesses how effectively management adapts to changing industry conditions and opportunities during the year. The Committee observes and evaluates the individual performance of executive officers through the year and discusses the performance of these key executives with Mr. Sheffield.

         Long-term Incentives. A significant portion of the named executive officers' total compensation is comprised of long-term incentive awards, which are intended to align executive management's interests in long- term growth and success more closely with the interests of the Company's stockholders. The Committee has determined that annual stock option awards should be the primary method to award long-term incentives. To provide an averaging effect for the stock option exercise prices, the Committee has elected to make semiannual stock option awards of approximately 50% of annual grant levels.

         The number of options granted to Mr. Sheffield in 1999 was determined by a comparison of option grants made to the CEO's of peer group companies. The other named executive officers were reviewed as a team. The level of options awarded to each named executive was determined by comparing awards granted to peer company executives holding similar positions, and their individual award levels were averaged to determine the actual grants. The award levels were not influenced by the stock holdings of the executives. The Company has historically held to the philosophy of awarding long-term incentives that are above market averages. Hewitt Associates concluded the 1999 stock option awards for the Company's named executive officers, including Mr. Sheffield, are now below the 50th percentile among the survey group. For 1999, Mr. Sheffield was awarded 90,000 stock options, which, according to Hewitt Associates, placed Mr. Sheffield below the 50th percentile for long-term incentive awards for chief executive officers among the survey group.

         In December 1998, the Company received information that an investment fund group had acquired beneficial ownership of more than 20% of the common stock. Pursuant to the provisions of the Plan, if a third party acquires 20% or more of the common stock, certain change in control provisions are triggered. In December 1998, the Committee determined that a change in control had occurred under the provisions of the Plan, effective September 30, 1998. Consequently, all stock option awards granted under the Plan from inception in August 1997 through September 30, 1998, were immediately vested, and the restrictions on restricted stock awards were removed. The Plan has been amended to increase the third party ownership to 40% to trigger the change in control provisions.

         In summary, the Company believes a significant portion of executive compensation should be variable and performance-based so that an executive's total compensation is linked to the performance of the individual, the Company and its stock price. The majority of the named executive officers' total compensation is variable, at-risk compensation. This structure allows the Company to administer overall compensation that rises or falls based on the Company's performance and to maintain a balance between the Company's short-term and long-term objectives.

Compensation Committee of
the Board of Directors

Charles E, Ramsey, Jr., Chairman
James R. Baroffio
Robert L. Stillwell

                               COMPANY PERFORMANCE

         The following graph and chart compare the Company's cumulative total stockholder return on common stock during the period from December 31, 1994 to December 31, 1999, with cumulative total stockholder return during the same period for the DJ Oil-Secondary Group and the Standard & Poor's 500 Index. The Company's cumulative total stockholder return for the period from December 31, 1994 to December 31, 1999 consists of Parker & Parsley's operating results prior to August 8, 1997 and the Company's operating results beginning August 8, 1997. After the merger of Parker & Parsley and Mesa in 1997, the Company began using the DJ Oil-Secondary to compare its performance because several members of the Company's peer group use that index to simplify the evaluation of company performance and because the DJ Oil-Secondary is more readily available to the public for comparison purposes. The graph and chart show the value, at December 31 in each of 1995, 1996, 1997, 1998 and 1999 of $100 invested at December 31,
1994, and assume the reinvestment of all dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *

    AMONG PIONEER NATURAL RESOURCES COMPANY, THE STANDARD & POOR'S 500 INDEX
                     AND THE DOW JONES OIL - SECONDARY INDEX

                                    Pioneer
                                    Natural     Dow Jones    Standard
                Measurement        Resources       Oil       & Poor's
          (Fiscal Year Covered)     Company     Secondary       500
          ---------------------     --------    ---------    --------

1994                                    100         100         100
1995                                    108         116         138
1996                                    181         143         169
1997                                    143         152         226
1998                                     43         111         290
1999                                     44         125         351

*    $100 invested on December 31, 1994 in stock or index.
     Including reinvestment of dividends.
     Fiscal year ending December 31.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information regarding the beneficial ownership of common stock as of April 3, 2000, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (b) each director and nominee for director of the Company, (c) each executive officer of the Company, and (d) all directors and executive officers as a group.
                                                      Number of     Percentage
    Name of Person or Identity of Group                 Shares     Of Class (1)
    -----------------------------------               ----------   ------------

Southeastern Asset Management, Inc. (2)............   26,593,532       26.6%
Longleaf Partners Fund
O. Mason Hawkins
   6410 Poplar Avenue, Suite 900
   Memphis, Tennessee  38119

The Prudential Insurance Company of America (3)....   9,775,877         9.8%
   751 Broad Street
   Newark, New Jersey  07102-3777

Richard E. Rainwater (4) (5).......................   5,553,654         5.6%
   777 Main Street, Suite 2700
   Fort Worth, Texas  76102

Scott D. Sheffield (5), (6)........................     854,679            *

Timothy L. Dove (5), (7)...........................     207,295            *

Dennis E. Fagerstone (5)...........................     238,895            *

Danny L. Kellum (5), (8)...........................     110,536            *

Mark L. Withrow (5), (9)...........................     231,643            *

James R. Baroffio (5)..............................      50,937            *

R. Hartwell Gardner (5)............................      46,075            *

James L. Houghton (5), (10)........................      53,933            *

Jerry P. Jones (5).................................      55,736            *

Charles E. Ramsey, Jr. (5).........................      57,779            *

Robert L. Stillwell (5), (11)......................      46,833            *

All directors and executive officers as a group
 (12 persons) (12)                                    8,391,537          8.4%
--------------------
* Does not exceed 1%.

(1) Based on 99,838,298 shares of common stock consisting of 96,269,736 outstanding shares of common stock and 3,568,562 outstanding exchangeable shares that are exchangeable for the same number of shares of common stock.

(2) The Schedule 13G/A filed with the SEC on February 9, 2000, which is a joint statement on Schedule 13G/A filed by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Fund ("Longleaf") and O. Mason Hawkins ("Hawkins"), states that the statement is being filed by
      Southeastern as a registered investment adviser, and that all of the securities covered by the statement are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. The Schedule 13G/A further states that the statement is also being filed by Hawkins, Chairman of the Board and C.E.O. of Southeastern, in the event he could be deemed to be a controlling person of that firm as the result of his official positions with or ownership of its voting securities. The existence of such control is expressly disclaimed. Hawkins does not own directly or indirectly any securities covered by the Schedule 13G/A for his own account.

(3) The Schedule 13G/A filed with the SEC on January 31, 2000 states that The Prudential Insurance Company of America may have direct or indirect voting and/or investment discretion over 9,775,877 shares or 9.8% of the outstanding common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(4) Includes 109,324 shares owned directly by Rainwater, Inc., of which Mr. Rainwater is the sole shareholder, and 244,950 shares (of which Mr. Rainwater disclaims beneficial ownership) owned by Mr. Rainwater's spouse.

(5) Includes the following number of shares subject to stock options that were exercisable at or within 60 days after April 3, 2000: Mr. Rainwater, 38,147; Mr. Sheffield, 500,350; Mr. Dove, 176,000; Mr. Fagerstone, 207,988; Mr. Kellum, 98,000; Mr. Withrow, 170,000; Mr. Baroffio, 40,184;
      Mr. Gardner, 40,184; Mr. Houghton, 40,693; Mr. Jones, 40,184; Mr. Ramsey, 40,693; and Mr. Stillwell, 40,184.

(6) Includes 100 shares held by a minor child of Mr. Sheffield and 24,845 shares held in Mr. Sheffield's 401(k) account.

(7)   Includes 370 shares held in Mr. Dove's 401(k) account.

(8)   Includes 516 shares held in Mr. Kellum's 401(k) account.

(9)   Includes 17,266 shares held in Mr. Withrow's 401(k) account.

(10) Includes 9,666 shares held by two trusts of which Mr. Houghton is a trustee and over which shares he has sole voting and investment power, 2,000 shares held in Mr. Houghton's investment retirement account, and 479 shares held by a corporation that is in Mr. Houghton's control.

(11)  Includes 758 shares held by Mr. Stillwell's wife.

(12) Includes 1,685,107 shares of common stock subject to stock options that were exercisable at or within 60 days after April 3, 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          The executive officers and directors of the Company are required to file reports with the SEC, and with the various Canadian provincial securities commissions (the "Canadian Commissions"), disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Pursuant to applicable Canadian policies, the executive officers and directors of the Company are exempted from filing reports with the Canadian Commissions, provided that they timely file all reports required to be filed with the SEC.

          Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were filed on time for 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company, through its wholly-owned subsidiaries, has in the past sponsored certain affiliated partnerships, including 22 public and 22 private drilling partnerships and three public income partnerships, all of which were formed primarily for the purpose of drilling and completing wells or acquiring producing properties. In accordance with the terms of the partnership agreements and the related tax partnership agreements of the affiliated partnerships, the Company participated in the activities of the sponsored partnerships on a promoted basis. In 1992, the Company discontinued sponsoring public and private oil and gas development drilling and income partnerships.

          During each of 1994, 1993 and 1992, the Company formed a Direct Investment Partnership for the purpose of permitting selected key employees to invest directly, on an unpromoted basis, in wells that the Company drills. The partners in the Direct Investment Partnerships formed in 1994, 1993 and 1992 pay and receive approximately .337%, 1.5375% and 1.865%, respectively, of the costs and revenues attributable to the Company's interest in the wells in which each such Direct Investment Partnership participates. The Company discontinued the formation of Direct Investment Partnerships in 1995.

          The Company, through a wholly-owned subsidiary, serves as operator of properties in which it and its affiliated partnerships have an interest. Accordingly, the Company receives producing well overhead, drilling well overhead and other fees related to the operation of the properties. The affiliated partnerships also reimburse the Company for their allocated share of general and administrative charges.

          Effective January 1, 1999, the Company entered into an agreement with Rainwater, Inc., the former general partner of DNR that Mr. Rainwater wholly owns, modifying certain terms of a prior agreement between DNR and Mesa, which was assumed by the Company upon consummation of the merger between Parker & Parsley and Mesa. Pursuant to the terms of this agreement, as modified, the Company will pay Rainwater, Inc. $300,000 per year and reimburse Rainwater, Inc. for certain expenses in consideration of the provision of certain consulting and financial analysis services to the Company by Rainwater, Inc. and its representatives.

          On June 29, 1999, the Company completed the sale of certain United States oil and gas producing properties, gas plants and other assets primarily located in the Gulf Coast, Mid Continent and Permian Basin to Prize Energy Corp. ("Prize"). The sale of these assets was initiated through an auction process.

          The Board of  Directors of  Prize  includes  Mr. Philip P. Smith,  its
Chief Executive Officer, Mr. Kenneth A. Hersh, and Mr. Lon C. Kile, its President and Chief Operating Officer. Mr. Hersh, through his association with Natural Gas Partners V, L.P., owned or controlled approximately 88% of Prize. Messrs. Smith and Kile owned or controlled approximately 10.5% and .5% of Prize respectively. Because Mr. Smith and Mr. Hersh were members of the Board of Directors of the Company and Mr. Kile was an Executive Vice President of the Company prior to initiating the auction process, supervision of the sale process was placed under the direction of a special independent committee (comprised of outside directors unrelated to Prize) of the Company's Board of Directors. The independent committee reviewed and considered all offers presented to the Company for the purchase of the assets acquired by Prize. The Prize offer was approved by the special independent committee as being the best offer presented. Following approval of the Prize offer by the special independent committee, Messrs. Smith, Hersh and Kile resigned their positions with the Company.

          In accordance with the terms of the Prize purchase and sale agreement, the Company received net sales proceeds of $245.0 million, comprised of $215.0 million of cash and 2,307.693 shares of six percent convertible preferred stock having a liquidation preference and fair value of $30.0 million. As a result of Prize merging with Vista Energy Resources, Inc., the Company's investment in
Prize's six percent convertible preferred stock was exchanged for 4,018,161 shares of Prize Series A convertible preferred stock ("Prize Series A Preferred"). The Prize Series A Preferred provides for six percent annual dividend payments, payable quarterly in additional equity shares of Prize through 2001. Subsequent to 2001, Prize has the option of paying the quarterly dividends on the Prize Series A Preferred in equity shares or cash. Each share of the Prize Series A Preferred may, at the option of the Company, be converted into one share of Prize common stock, subject to certain anti-dilution adjustments.

          The Company has entered into an agreement with Prize to sell effective March 31, 2000, 1,380,446 shares of the Prize Series A Preferred back to Prize for $18,636,021. Pioneer and Prize have also agreed to convert the remaining shares of the Prize Series A Preferred to 2,637,715 shares of Prize common stock. If these transactions are completed as planned, the Company's ownership of outstanding Prize common and preferred voting shares would decline from 27.4% to 19.9% and Mr. Sheffield and Mr. Withrow will resign from the Prize Board of Directors.

          In February 1999, the Company, after approval from the Compensation Committee, forgave an August, 1997 loan to Mr. Dove in the amount of $113,204, which funded the tax liability resulting from vesting of his restricted stock in August 1997 in the merger of Parker & Parsley and MESA.

                              STOCKHOLDER PROPOSALS

          Any stockholder of the Company who desires to submit a proposal for action at the Company's annual meeting of stockholders for 2001 and wishes to have such proposal (a "Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 11, 2000, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company's proxy materials.

          Any stockholder of the Company who desires to submit a proposal for action at the annual meeting of stockholders in 2001, but does not wish to have such proposal (a "Non-Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices no later than February 24, 2001, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 24, 2001, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal. "Discretionary voting authority" is the ability to vote proxies that stockholders have executed and returned to the Company, on matters not specifically reflected in the Company's proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

          Written requests for inclusion of any stockholder proposal should be addressed to Corporate Secretary, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

          The Board of Directors will consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2001 if that nomination is submitted in writing, not later than January 10, 2001, to Corporate Secretary, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039. Each submission must include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with members of the Board of Directors.

                             SOLICITATION OF PROXIES

          Solicitation of Proxies may be made by mail, personal interview, telephone or telegraph by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained D.F. King & Co., Inc. to assist in solicitation for a fee estimated not to exceed $7,500. The Company will bear all costs of solicitation.

                                STOCKHOLDER LIST

          In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Irving, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for 10 days before the Annual Meeting.

                                  ANNUAL REPORT

          The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

          A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Investor Relations, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039. The Annual Report on Form 10-K is also available at the SEC's web site in its EDGAR database (www.sec.gov).

                                 INTERNET VOTING

          For shares of stock that are registered in your name, you have the opportunity to vote through the Internet using a program provided by the Company's transfer agent, Continental Stock Transfer & Trust Company. Votes submitted electronically through the Internet under this program must be received by 5:00 p.m., New York time, on Wednesday, May 17, 2000. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet voting procedures that have been made available through Continental are consistent with the requirements of applicable law.

          To vote through the Internet, please access Continental Stock Transfer & Trust Company on the World Wide Web at www.continentalstock.com. Select "ContinentaLink Proxy Voting" on the screen. At the next screen, you will need to enter the Company Number, Proxy Number and Account Number that are printed on your personalized proxy card.

          The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly. Stockholders voting through the Internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

                                     ******

          IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE OR TO VOTE THROUGH THE INTERNET.

                                             By Order of the Board of Directors



                                             Mark L. Withrow
                                             Secretary

Irving, Texas
April 10, 2000

            Information Statement for Holders of Exchangeable Shares
                                       of
                      Pioneer Natural Resources Canada Inc.

          The enclosed Proxy Statement and related materials pertaining to Pioneer Natural Resources Company ("Pioneer") have been provided to all holders of Exchangeable Shares of Pioneer Natural Resources Canada Inc. ("Pioneer Canada") for the purposes of Pioneer's annual meeting of stockholders (the "Annual Meeting") to be held on May 18, 2000 at 9:00 a.m. (Dallas, Texas time), in the Miro Room at the Wyndham Anatole Hotel, Dallas, Texas 75207. As a holder of Exchangeable Shares, you are entitled to dividend and other rights designed to be equivalent to the attributes of the Common Stock of Pioneer, including the right, through a Voting and Exchange Trust Agreement (the "Voting Agreement"), to attend and to vote at the Annual Meeting. Given the attributes of the Exchangeable Shares, you will not receive a Notice, Information Circular or Proxy for an annual meeting of shareholders of Pioneer Canada, nor will a meeting of holders of Exchangeable Shares be held.

Exercise of Voting Rights

          Pursuant to the Voting Agreement, Montreal Trust Company of Canada (the "Trustee") holds one share of special preferred voting stock of Pioneer (the "Voting Share") for the benefit of the holders (other than Pioneer and its subsidiaries) of the Exchangeable Shares. The Voting Share carries a number of votes, exercisable at any meeting at which Pioneer stockholders are entitled to vote (including the Annual Meeting), equal to the number of outstanding Exchangeable Shares (other than shares held by Pioneer and its subsidiaries). You are entitled to instruct the Trustee to exercise one of the votes attached to the Voting Share for each Exchangeable Share you hold, or to grant to Pioneer's management a proxy to exercise such votes in accordance with the enclosed Proxy Statement. Alternatively, you may instruct the Trustee to grant to you or your designee a proxy to attend the Annual Meeting and personally exercise your voting rights. For this purpose, the Trustee has furnished (or caused Pioneer to furnish) the enclosed Proxy Statement and certain related materials to you as a holder of Exchangeable Shares.

          To instruct the Trustee as to how you want to exercise your voting rights, you must complete, sign, date and return the enclosed form of direction (the "Direction") to the Trustee by no later than 12:00 p.m. noon (Calgary time) on May 16, 2000 (the "Due Time"). If the Trustee does not receive your fully completed Direction by the Due Time, your voting rights will not be exercised. You may revoke or amend your instructions to the Trustee (as indicated in your Direction) at any time up to and including the Due Time by delivering to the Trustee a written notice of revocation or by completing, signing and delivering to the Trustee a new Direction bearing a later date. You may also revoke or amend your instructions in person at the Annual Meeting prior to 9:00 a.m. (Dallas, Texas time) on May 18, 2000, by submitting a written amendment or revocation of your instructions and presenting satisfactory identification to the Trustee's representatives at the Annual Meeting. In either case, your instructions of the later date will be binding on the Trustee.

General

          Pioneer Canada and certain of the insiders thereof have been exempted from certain disclosure and insider trading obligations prescribed by otherwise applicable Canadian securities legislation pursuant to discretionary orders granted by each of the provincial securities commissions in Canada. Pursuant to such orders, Pioneer Canada is not required to prepare and file annual proxy and related documentation, quarterly reports, certain material change reports or an annual information form, provided that Pioneer prepares and files United States continuous disclosure documentation in Canada which is equivalent to such disclosure and which is set forth in the Multijurisdictional Disclosure System adopted by the Canadian Securities Administrators.

                                      # # #

          Please complete, sign and date the enclosed Direction and return it to the Trustee in the enclosed envelope by no later than 12:00 p.m. noon (Calgary time) on May 16, 2000.

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                   DIRECTION GIVEN BY HOLDERS OF EXCHANGEABLE
                 SHARES OF PIONEER NATURAL RESOURCES CANADA INC.
             FOR THE MAY 18, 2000 ANNUAL MEETING OF STOCKHOLDERS OF
                        PIONEER NATURAL RESOURCES COMPANY

The undersigned acknowledges receipt of the Notice and Proxy Statement in connection with the annual meeting (the "Meeting") of stockholders of Pioneer Natural Resources Company to be held on May 18, 2000 at 9:00 a.m. (Dallas, Texas time) at the Wyndham Anatole Hotel, Dallas, Texas 75207. The undersigned hereby instructs and directs Montreal Trust Company of Canada (the "Trustee"), pursuant to the provisions of the Voting and Exchange Trust Agreement dated December 18, 1997 among Pioneer, Pioneer Natural Resources Canada Inc. ("Pioneer Canada") and the Trustee, as follows:

                       *          *          *          *

(Please note: If no direction is made and you sign below the Trustee is hereby authorized and directed to vote for items 1 and 2 listed under Alternative A below, and as to any other matters that may properly come before the Meeting in its discretion.)

                       *          *          *          *

            (Please select one of A, B or C, and sign and date on the reverse side)

A.   [  ]   Exercise or  cause to be  exercised,  whether by  proxy given by the
            Trustee  to  a   representative  of  Pioneer   or   otherwise,   the
            undersigned's voting rights at the Meeting, or any postponement or adjournment thereof, as follows:

     1. To elect Jerry P. Jones and Charles E. Ramsey, Jr., as Class III Directors of Pioneer. If any such nominees should be unavailable, the Trustee may vote for substitute nominee(s) at its discretion:

            [  ] FOR all nominees listed above    [  ] TO WITHHOLD authority to
                 (except as marked to the              vote for all nominees
                 contrary)                             listed above

            [  ] WITHHOLD AUTHORITY for the following nominee(s) only:

                 ----------------------------------------------------

     2. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000.

            [  ]   FOR               [  ]   AGAINST             [  ]  ABSTAIN

     3. To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

            [  ]   FOR               [  ]   AGAINST             [  ]  ABSTAIN

B.   [  ]   Deliver a  proxy  card  to the  undersigned  at  the  Meeting,  with respect to all Exchangeable Shares of Pioneer Canada held of record by the undersigned on the record date for the Meeting (and not subsequently disposed of) so that the undersigned may exercise personally the undersigned's voting rights at the Meeting, or any postponement or adjournment thereof.

C.   [  ]   Deliver a proxy card to _________________________________________ at
            _______________________________________________,  as the designee of the  undersigned  to  attend  and  act  for  and  on  behalf  of the undersigned  at the Meeting with  respect to all Exchangeable Shares of  Pioneer Canada  held of record by the undersigned  on the record date for the Meeting (and not subsequently disposed of) with all the powers  that the undersigned would possess if personally present and acting  thereat  including  the power to exercise the  undersigned's
            voting   rights   at   the   Meeting,    or   any   postponement  or
            adjournment thereof.

                       *          *          *          *

Please sign exactly as your name appears on your Exchangeable Share certificate(s) and return this form in the enclosed envelope. When signing as executor, administrator, attorney, trustee, guardian or custodian, or for a corporation, please give the full title as such. If the Exchangeable Shares are held in a joint account, each joint owner must sign.

Signature:_______________________________      Date:_________________________

Print Name:______________________________

Signature:_______________________________      Date:_________________________

Print Name:______________________________

PROXY BY MAIL                            Please mark your votes like this  [ X ]

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Items 1 and 2.

ITEM 1 - ELECTION OF DIRECTORS

Nominees:                                            WITHHELD
                                        FOR          FOR ALL

01    Jerry P. Jones                   [   ]          [   ]
02    Charles E. Ramsey, Jr.

WITHHELD FOR: (Write that nominee's name in the space provided below).

------------------------------------------------

ITEM 2 - RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

                                        FOR          AGAINST        ABSTAIN

                                       [   ]          [   ]          [   ]

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW

                                            COMPANY NUMBER:

                                            PROXY NUMBER:

                                            ACCOUNT NUMBER:

Signature________________________  Signature________________________  Date______

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - -

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

                                VOTE BY INTERNET

                        PIONEER NATURAL RESOURCES COMPANY

o     You can now vote your  shares  electronically  through  the  Internet.
o     This eliminates the need to return the proxy card.
o Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY MAIL
Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                                 ELECTRONICALLY

SECURITY CODE:

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        PIONEER NATURAL RESOURCES COMPANY

The undersigned hereby appoints Scott D. Sheffield and Mark L. Withrow as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Pioneer Natural Resources Company standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 18, 2000 or any adjournment thereof.

              (Continued, and to be marked, dated and signed, on the other side)

- - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                              FOLD AND DETACH HERE

           Access to Pioneer shareholder account information and other shareholder services are now available on the Internet!

                  Visit Continental Stock Transfer's website at

                            www.continentalstock.com

                  for their new Internet Shareholder Service -
                                 ContinentaLink

Through this new service, shareholders can select a Personal Identification Number or "PIN" to secure, visit the website listed above. From the home page, shareholders can change addresses, receive electronic forms, and view account transaction history and dividend history.

To access this new service, visit the website listed above. From the home page, select ContinentaLink Full Service. From there, you can either Test Drive the service (choose "Test Drive" button) or you can Sign-Up (choose "Sign-Up" button). If you choose to sign-up, enter your taxpayer identification number or social security number as your ID Number. Your personal Security Code can be found on the reverse side of this card in the bottom left corner. Enter any four alphanumeric characters you would like to use for your PIN. Re-enter the same PIN in the PIN Verification field. Your PIN will be activated overnight, and you will be able to access your shareholder records the following day.

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